UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2017

Endurance International Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001- 36131	46-3044956
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Corporate Drive, Suite 300 Burlington, MA	01803
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 852-3200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

On June 14, 2017, Endurance International Group Holdings, Inc. (the “Company”) completed its previously announced refinancing of the Company’s outstanding $716.625 million term loans due November 2019 (the “2019 Term Loans”) and $980.625 million incremental term loans due February 2023 (the “2023 Term Loans”).

Item 1.01. Entry into a Material Definitive Agreement

On June 14, 2017, the Company entered into the Refinancing Amendment to Third Amended and Restated Credit Agreement dated as of June 14, 2017 (the “Refinancing Amendment”), among the Company, EIG Investors Corp., a Delaware corporation (the “Borrower”), the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Administrative Agent”), which amends the existing Third Amended and Restated Credit Agreement dated as of November 25, 2013 (the “Existing Credit Agreement”), among the Company, the Borrower, the lenders party thereto and the Administrative Agent, as amended by the Revolving Facility Amendment to Third Amended and Restated Credit Agreement, dated as of February 9, 2016 (the “Revolving Facility Amendment”), among the Company, the Borrower, the other Loan Parties party thereto, the lenders party thereto and the Administrative Agent, and as further amended by the Incremental Term Loan Amendment to Third Amended and Restated Credit Agreement, dated as of February 9, 2016 (the “Incremental Term Loan Amendment”), among the Company, the Borrower, the other Loan Parties party thereto, the lenders party thereto and the Administrative Agent.

Pursuant to the Refinancing Amendment, the Company borrowed $1,697 million refinancing first-lien term loans due February 2023 (the “Refinancing Term Loans”). The full amount of the Refinancing Term Loans was drawn immediately following the effectiveness of the Refinancing Amendment and the proceeds were used to repay the 2019 Term Loans and the 2023 Term Loans.

The Refinancing Term Loans are priced at an interest rate of LIBOR + 400, which is 148 basis points lower than the pricing of the 2019 Term Loans and 100 basis points lower than the pricing of the 2023 Term Loans. The Company expects to reduce its cash interest expense by approximately $22 million on an annual basis as a result of this refinancing.

The Refinancing Term Loans are subject to the same maximum senior secured net leverage covenant as the 2019 Term Loans and the 2023 Term Loans. The Refinancing Term Loans will mature on February 9, 2023, extending the maturity of the 2019 Term Loans.

For more information regarding the Existing Credit Agreement, see the Annual Report on Form 10-K filed by the Company on February 28, 2014 and Exhibit 10.24 thereto, which is incorporated by reference. For more information regarding the Revolving Facility Amendment and the Incremental Term Loan Amendment, see the Current Report on Form 8-K filed by the Company on February 10, 2016 and Exhibits 10.1 and 10.2 thereto, which are each incorporated by reference.

The above description of the Refinancing Amendment is qualified in its entirety by reference to the complete text of the Refinancing Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Entities owned by Goldman Sachs beneficially own, on an indirect basis, approximately 11% of the Company’s outstanding common stock.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above regarding the Refinancing Amendment is incorporated herein by reference.

Item 8.01. Other Events.

On June 14, 2017, the Company issued a press release announcing the completion of the refinancing as described in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1	Refinancing Amendment to Third Amended and Restated Credit Agreement, dated as of June 14, 2017, among EIG Investors Corp., Endurance International Group Holdings, Inc., the other Loan Parties party thereto, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent.

99.1	Press Release, dated June 14, 2017, issued by Endurance International Group Holdings, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endurance International Group Holdings, Inc.

Date: June 14, 2017	By:	/s/ Marc Montagner
Name: Marc Montagner Title: Chief Financial Officer